AMENDMENT

To Transfer Agency and Service Agreement

Between

Each of the Series, Individually and Not Jointly

Nomura Partners Funds, Inc.

and

Boston Financial Data Services, Inc.

This Amendment is made as of this 30th day of November, 2012 and is effective December 10, 2012, between Nomura Partners Funds, Inc., each of the series, individually and not jointly, as listed on Schedule A (collectively, the “Funds”) and Boston Financial Data Services, Inc. (the “Transfer Agent”). In accordance with Section 17 (Additional Portfolios/Funds) and Section 16.1 (Amendment) of the Transfer Agency and Service Agreement dated September 28, 2007, as amended, (the “Agreement”) the parties desire to amend the Agreement as set forth herein.

NOW THEREFORE, the parties agree as follows:

1.	Schedule 3.1 of the Agreement (“Fees and Expenses”). The fees and invoicing for the High Yield Funds will commence effective as of December 10, 2012;

2.	Schedule A. The current Schedule A to the Agreement is replaced and superseded with the Schedule A attached hereto dated December 10, 2012; and

3.	All defined terms and definitions in the Agreement shall be the same in this amendment (the “November 27, 2012 Amendment”) except as specifically revised by this Amendment.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

NOMURA PARTNERS FUNDS, INC., on behalf of each of the Series, individually and not jointly, as listed on Schedule A to the Agreement	BOSTON FINANCIAL DATA SERVICES, INC.

By:	By:
Name:	Name:	Richard J. Johnson
Title:	Title:	Managing Director

SCHEDULE A

Effective as of: December 10, 2012

Nomura Partners Funds, Inc.

Funds	Type of Entity	Jurisdiction
Nomura Partners Funds, Inc. and its series	Corporation	Maryland

The Japan Fund (S, A, C, I classes)
Asia Pacific Ex Japan Fund (A, C, I classes)
Greater China Fund (A, C, I classes)
India Fund (A, C, I, classes)
Global Emerging Markets Fund (A, C, I classes)
Global Equity Income Fund (A, C, I classes)
High Yield Fund (A, C, I classes)
International Equity Fund (A, C, I classes)